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Press Release
For immediate release
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Invesco Ltd. Announces February 28, 2011
Assets Under Management

Investor Relations Contact: Jordan Krugman       404-439-4605
Media Relations Contact:     Doug Kidd                404-479-2922

Atlanta, March 9, 2011 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $641.1 billion, an increase of 2.9% month over month. The month over month increase in AUM was driven by positive market returns, net inflows into institutional money market funds and strengthening foreign currencies against the U.S. dollar. The benefit from stronger foreign currency against the U.S. dollar resulted in an increase of $2.3 billion of AUM in the month. Further, long-term net flows, excluding the impact of the Invesco PowerShares QQQ’s, were positive for the month. Total average assets for the quarter through February 28 were $627.8 billion and average assets excluding ETF, UIT and Passive for the quarter through February 28 were $542.0 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market		Alternatives
Feb 28, 2011 (a)	$641.1	$304.0	$136.3	$44.3	$73.9	(b)	$82.6
Jan 31, 2011	$623.1	$300.0	$133.4	$43.6	$66.2		$79.9
Dec 31, 2010	$616.5	$294.1	$131.9	$43.5	$68.3		$78.7
Nov 30, 2010	$611.1	$297.4	$132.0	$42.0	$68.9		$70.8
Assets Under Management – Excluding ETF/UIT and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market		Alternatives
Feb 28, 2011 (a)	$552.4	$256.2	$115.6	$44.3	$73.9	(b)	$62.4
Jan 31, 2011	$537.6	$253.4	$113.2	$43.6	$66.2		$61.2
Dec 31, 2010	$535.7	$251.3	$112.1	$43.5	$68.3		$60.5
Nov 30, 2010	$516.5	$238.4	$112.6	$42.0	$68.9		$54.6

Assets Under Management – ETF, UIT and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
Feb 28, 2011 (a)	$88.7	$47.8	$20.7	$0.0	$0.0	$20.2
Jan 31, 2011	$85.5	$46.6	$20.2	$0.0	$0.0	$18.7
Dec 31, 2010	$80.8	$42.8	$19.8	$0.0	$0.0	$18.2
Nov 30, 2010	$94.6	$59.0	$19.4	$0.0	$0.0	$16.2

(a) Preliminary – subject to adjustment.
(b) Preliminary - ending money market AUM includes $70.0 billion in institutional money market AUM and $3.9 billion in retail money market AUM.

Invesco is a leading independent global investment manager, dedicated to helping investors worldwide achieve their financial objectives.  By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world.  Operating in more than 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ.
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